Exhibit 99.1

FOR IMMEDIATE RELEASE: JUNE 22, 2023

LEGGETT & PLATT ANNOUNCES NEW CHIEF FINANCIAL OFFICER

Carthage, MO, June 22, 2023 – Diversified manufacturer Leggett & Platt announced that its Board of Directors appointed Benjamin M. Burns as Executive Vice President and Chief Financial Officer effective June 21, 2023. Ben replaces Jeffrey L. Tate, who departed from his position effective the same day.

President and CEO Mitch Dolloff commented, “I am pleased to announce that Ben Burns will serve as CFO. He is a 20-year veteran of Leggett & Platt who brings tremendous business, financial, accounting and auditing capabilities, and has proven himself an outstanding leader. We have worked closely together, and I have absolute confidence in his ability to successfully lead our finance organization and maintain our strong financial foundation.

I would like to thank Jeff for his service to the Company. He has provided valuable insight with a sharp emphasis on financial stability during uncertain macroeconomic conditions and challenging markets over the past few years.”

Ben joined Leggett in 2003 in the Internal Audit department and was appointed Vice President – Internal Audit in 2012, Vice President and Treasurer in 2017, Vice President – Business Support Services in 2019, Senior Vice President in 2022, and Executive Vice President in 2023. He is a Certified Public Accountant and a Certified Fraud Examiner, with a bachelor’s degree in accounting and an MBA from Pittsburg State University.

Chairman Karl Glassman commented, “On behalf of Leggett & Platt’s Board of Directors, I would like to express our full support for Ben and our confidence in him as CFO. As our former head of Internal Audit and Treasurer, Ben has extensive knowledge of our financial policies, internal controls, and capital structure. I would also like to thank Jeff for his contributions and commitment to the Company and its success, and we wish him and his family all the best.”

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a diversified manufacturer that designs and produces a broad variety of engineered components and products that can be found in many homes and automobiles. The 140-year-old Company is comprised of 15 business units, approximately 20,000 employees, and 135 manufacturing facilities located in 18 countries.

Leggett & Platt is the leading U.S.-based manufacturer of: a) bedding components; b) automotive seat support and lumbar systems; c) specialty bedding foams and private label finished mattresses; d) components for home furniture and work furniture; e) flooring underlayment; f) adjustable beds; and g) bedding industry machinery.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

Susan R. McCoy, Senior Vice President of Investor Relations

Cassie J. Branscum, Senior Director of Investor Relations

Kolina A. Talbert, Manager of Investor Relations